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                                                                  EXHIBIT (e)(5)


                              PENNACO ENERGY, INC.

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made effective as of the 28th day of July, 2000 by and between GREGORY V. GIBSON, residing at 10 Alondra Ave. Irvine, CA 92620 ("Executive"), and PENNACO ENERGY, INC., a Delaware corporation, with offices at 1050 17th Street, Suite 700, Denver, Colorado 80265 (the "Company"), for the purpose of setting forth the terms and conditions of Executive's employment by the Company and to protect the Company's knowledge, expertise, customer relationships and the confidential information the Company has developed regarding clients, customers, shareholders, option holders, employees, products, business operations and services. As of the Effective Date, this Agreement supersedes any prior understandings or agreements between Executive and the Company or any of the Company's subsidiaries or affiliates.

                                    RECITALS:

         WHEREAS, the Board desires to provide for the continued employment of Executive and to make certain changes in Executive's employment arrangements with the Company which the Board has determined will reinforce and encourage the continued attention and dedication to the Company of Executive as a member of the Company's management, in the best interest of the Company and its shareholders. Executive is willing to commit himself to continue to serve the Company, on the terms and conditions herein provided, although this Agreement may be amended at any time by written agreement among the parties; and

         WHEREAS, in order to effect the foregoing, the Company and Executive wish to enter into an employment agreement on the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       TIME AND EFFORTS

         1.1 Executive shall be employed as the Company's Vice President - Legal and shall devote his attention to the duties and responsibilities of Vice President - Legal in furtherance of the Company's business. Subject to consultation with and the direction of the President and the Board of Directors, Executive shall have responsibility for, and authority over, legal matters concerning the Company and other duties and responsibilities delegated by the President and the Board of Directors of the Company.

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         1.2 In the performance of all of his responsibilities hereunder,
Executive shall be subject to all of the Company's policies, rules, and regulations applicable to its officers and employees generally and its Vice President -Legal specifically. Executive shall report to the President and Executive Vice President of the Company.

         1.3 In order to induce the Company to enter into this Agreement, Executive represents and warrants to the Company that (i) Executive is not a party or subject to any employment agreement or arrangement with any other person, firm, company, corporation or other business entity which is competitive with or adverse to the Company's business; and (ii) Executive is subject to no restraint, limitation or restriction by virtue of any agreement or arrangement, or by virtue of any law or rule of law or otherwise which would impair Executive's right or ability to enter the employ of the Company or to perform fully his duties and obligations pursuant to this Agreement.

         1.4 Without first obtaining the written permission of the Board in each instance, Executive will not authorize or permit the Company to engage the services, of, or engage in any business activity with, or provide any financial or other benefit to, any affiliate of Executive. The phrase "affiliate of Executive" as used in this Agreement shall mean and include Executive's family by blood or marriage (including, without limitation, parents, spouse, siblings, children and in-laws), and any business or business entity which is directly or indirectly owned or controlled by Executive or any member of Executive's family or in which Executive or any member of Executive's family has any direct or indirect financial interest whatsoever.

2.       TERM

         The initial Term of this Agreement is from August 1, 2000 (the "Effective Date") until August 1, 2004; on each anniversary of the Effective Date after August 1, 2004, this Agreement shall be automatically renewed for a new one-year Term from such anniversary date unless the Company notifies Executive in writing 90 days prior to the anniversary of the Effective Date that the Company will not be renewing this Agreement on the next anniversary of the Effective Date, or unless sooner terminated pursuant to Section 4. References hereinafter to the "Term" of this Agreement shall refer to both the initial term and any extended term of Executive's employment hereunder.

3.       COMPANY'S AUTHORITY

         Executive agrees to observe and comply with the reasonable rules and regulations of Company as adopted by the Board of Directors of the Company or committee of the Board of Directors respecting performance of Executive's duties and to carry out and perform orders, directions, and policies of Company as they may be, from time-to-time, stated to Executive either verbally or in writing.

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4.       TERMINATION

         This Agreement shall be terminated upon the happening of any of the following events:

         4.1 Upon the death of Executive.

         4.2 Whenever the Company and Executive shall mutually agree to termination.

         4.3 At the option of the Company, upon written notice by the Company to Executive, for Cause. "Cause" shall exist for such termination if Executive (i) pleads or is found guilty of a felony involving an act of dishonesty or moral turpitude by a court of competent jurisdiction; (ii) has engaged in serious misconduct, materially and demonstratively injurious to the company; (iii) has made any material misrepresentation or omission to the Company under Section 1.4 hereof; (iv) has committed an unexcused material breach of his duty in the course of Executive's employment; (v) has been guilty of habitual neglect of his duties; (vi) has usurped a corporate opportunity, is guilty of fraudulent embezzlement of property or funds of the Company, or committed any act of fraud or intentional misrepresentation, moral turpitude, dishonesty or other misconduct that would constitute a felony; or (vii) has committed a material, unexcused breach of this Agreement.

         4.4 The Company may terminate Executive's employment under this Agreement at any time without Cause, subject to provisions for payment of compensation as specified under Section 5.5 of this Agreement. Should the Company demote the Executive below the status of Vice President - Legal without Cause, this Agreement shall terminate subject to provisions for payment of compensation as specified under Section 5.5 of this Agreement.

         4.5 At the option of Executive, upon 90 days written notice by Executive to the Company.

         4.6 If as a result of Executive's incapacity due to physical or mental illness, Executive shall have begun to receive benefits under an insured long term disability plan of the Company, and within 30 days after written notice of termination is given shall not have returned to the performance of his duties hereunder, the Board of Directors may terminate Executive's employment hereunder.

         4.7 Upon the expiration of the Term of this Agreement, or any extension or renewal thereof.

5.       CURRENT COMPENSATION

         5.1 Annual Salary. For all services rendered by Executive under this Agreement, the Company shall pay or cause to be paid to Executive, and Executive shall accept the annual Salary and Incentive Compensation, if


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any, all in accordance with the subject to the terms of this Agreement. For purposes of this Agreement, the term "Compensation" shall mean the Annual Salary and Bonus Compensation, if any. Executive shall be entitled to receive as current compensation an annual salary in an amount of not less than $60,000 per annum (hereinafter referred to as the "Annual Salary"). References in this Agreement to "annual" or "per annum" or "Annual" and similar phrases shall mean the twelve-month period commencing on August 1st of each year during the Term of this Agreement unless otherwise indicated.

         5.2 Bonus Compensation. Executive shall be entitled, to annual incentive compensation ("Bonus Compensation") as set by the Board of Directors and its Compensation Committee .

         5.3 401(k) plan. Executive shall be entitled to participate in the Company's 401(k) or other similar retirement benefit plan.

         5.4 Payments of Current Compensation. The payment of Executive's Annual Salary shall be made in semi-monthly installments on the then prevailing paydays of the Company. Any payment for Incentive Compensation will be made in accordance with any executive incentive compensation plan implemented by the Board of Directors, and payment will be made in one lump sum concurrently with payments made to others in senior management. All payments are subject to the customary withholding tax and other employment taxes as required with respect to compensation paid to an employee.

         5.5 Payment of Compensation on Termination.

             5.5.1 Upon termination of Executive's employment prior to the expiration of this Agreement, if such termination is pursuant to Section 4.1, 4.2, 4.3, 4.5, 4.6, or 4.7 hereof, Executive shall be entitled to any Annual Salary, Bonus Compensation, and vacation accrued but unpaid through the date of termination of employment (the "Accrued Obligations"), payable on the date of termination. Executive shall also be entitled to exercise any vested options for a period of 90 days following the termination of his employment hereunder, or as provided by the terms of grant of the options, if longer, but in no event beyond their remaining terms.

             5.5.2 Upon termination of Executive's employment prior to the expiration of this Agreement, if such termination is pursuant to Section 4.4 hereof prior to a change in control, Executive shall be entitled to the Accrued Obligations, payable on the date of termination. In addition, Executive shall be paid $300,000 in cash (or by wire transfer) within 30 days of said termination. Executive shall also be entitled to exercise any vested options for a period of 90 days following the termination of his employment hereunder or as provided by the terms of grant of the options, if longer, but in no event beyond their remaining terms.

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             5.5.3 If, on or following a change in control, (i) Executive's employment is terminated during the Term by the Company pursuant to Section 4.4, or (ii) Executive has any adverse change in his status, title, duties, responsibilities, or authority, as determined in good faith by Executive, and Executive terminates his employment at any time thereafter during the Term pursuant to Section 4.5, Executive shall be entitled to receive (w) the Accrued Obligations, payable within five days of the date of such termination, (x) the Noncompete Payment (as defined in Section 9.3A below), payable within five days of the date of such termination, (y) exercise any vested stock options for a period of 180 days following the termination of employment hereunder or as provided by the terms of grant of the options, if longer, but in no event beyond their remaining terms, and (z) for the 12-month COBRA period following such termination, the Company shall provide Executive and his eligible family members with continued coverage under the Company's group health plan(s) at a monthly premium rate equal to that charged by the Company to its active employees for similar coverage. Notwithstanding anything in this Agreement to the contrary, in no event shall the Term of this Agreement end prior to the second anniversary of the date of a change in control, subject to its earlier termination as provided in Section 4. If Executive's employment is terminated by the Company pursuant to
Section 4.4 within 12 months prior to a change in control and it is reasonably demonstrated by Executive that such termination was in connection with or in anticipation of such change in control, then for all purposes of this Agreement the change in control shall be deemed to have occurred the day before Executive's termination of employment, and Executive shall be entitled to receive, within five days of such change in control, the amounts provided in (x) and (y) above less any payments already made to Executive pursuant to Section
5.5.2. To the extent any stock options of Executive have already lapsed or been forfeited as a result of or following his termination of employment prior to a change in control, which would not have lapsed or terminated had his employment continued until the change in control, Executive shall have, effective as of the date of the change in control, a vested cash stock appreciation right ("SAR") with respect to Company stock (or successor stock) in lieu of each such terminated or forfeited option which SAR can be exercised by Executive at any time within 180 days following the change in control with an exercise price equal to the exercise price of the cancelled option that the SAR replaces.

             5.5.4 For all purposes of this Agreement, a "change of control" shall mean and shall be deemed to have occurred if: (i) there shall be consummated (x) any consolidation or merger of the Company with another corporation or entity and as a result of such consolidation or merger less than 50% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the stockholders of the Company, other than "affiliates," as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of any party to such consolidation or merger, as the same shall have existed immediately prior to such consolidation or merger, or (Y) any sale, lease, exchange or other transfer (or in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; (ii) the stockholders of the Company shall have approved any plan or proposal for the liquidation or dissolution of the Company;
(iii) any "person" (as such term is used in the Section 13(d) and 14(d) (2) of the Exchange Act) shall have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the Company's outstanding common stock, without the prior approval of the Board; (iv) during any period of two consecutive years, individuals who at the


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beginning of such period constituted the entire Board of Directors shall have ceased for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new Director was approved by vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period; (v) a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act shall have occurred; (vi) any consolidation or merger of the Company with another corporation or entity and as a result of such consolidation or merger Executive is not retained by the Board of Directors as the Vice President - Legal of the Company.

6.       DETERMINATION OF DISABILITY; PAYMENT OF DISABILITY INSURANCE PREMIUMS

         6.1 In the event Executive's disability, as defined in Section 4.6, is in question, and after written request by the Company, Executive refuses to be examined by his regularly attending physician or if the regularly attending physician fails to submit a report within 30 days after the examination has been requested by the Company, the determination of disability shall be made by the Company.

         6.2 Executive shall be entitled to the disability benefits available to all executive employees of the Company.

7.       MISCELLANEOUS BENEFITS

         7.1 Medical Insurance. Executive and his family shall be entitled to participate in any medical, dental, vision, life, long-term disability, other insurance or employee benefit program instituted or maintained by the Company for the benefit of its executive employees.

         7.2 Payment of Benefits on Termination of Employment. If Executive's employment with the Company is terminated, Executive shall be entitled to maintain his employee benefits in accordance with his maximum COBRA rights.

         7.3 Business Expenses. Executive shall be reimbursed for all reasonable expenses incurred by Executive in connection with Executive's attendance of business meetings and promotion of Company business upon presentation by Executive to the Company of an expense report and adequate records or other documentation substantiating the expenditures, not less frequently than monthly. Any such amounts disallowed as a business expense for federal or state income tax purposes shall be deemed additional salary to Executive. The fact that the Company may not reimburse Executive for an expense is not an indication that the Company determined that the expense was not incurred on its behalf or in connection with the Company's business.

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         7.4 Additional Benefits. Executive shall be entitled to participate in all programs, rights and benefits for which executive is otherwise entitled to any bonus plan, incentive plan, participation plan or extra compensation plan, pension plan, profit sharing plan, life, medical, dental, disability or other insurance plan or policy or other plan or benefit the Company may provide for senior executives or for employees of the Company generally from time to time in effect during the term of this Agreement. For the avoidance of doubt, the rights granted or afforded to Executive under any such plans shall be not less than the most favorable rights and highest amounts granted to employees of similar or lower position with the Company and on terms at least as favorable.

8.       VACATION

         During each calendar year of the Term of this Agreement, Executive shall be entitled three weeks of paid vacation, earned ratably over the Term of each calendar year during the Term of this Agreement. Executive shall be entitled to receive payment for accrued vacation not taken during each calendar year during the Term of this Agreement or may accrue such vacation for use in a subsequent calendar year; however Executive shall be subject to a maximum of six weeks of accrued vacation.

9.       RESTRICTIVE COVENANTS

         9.1 Confidential Information. Executive acknowledges that in his employment hereunder he occupies a position of trust and confidence. During the Term, and thereafter in accordance with the provisions of this Agreement, Executive shall not, except as may be required to perform his duties hereunder as required by applicable law, and except for information which is or becomes publicly available other than as a result of a breach by Executive of the provisions hereof, disclose to others or use, whether directly or indirectly, any Confidential Information. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective suppliers, clients and customers that is not disclosed by the Company for financial reporting purposes and that was learned by Executive in the course of his employment hereunder, including (without limitation) proprietary knowledge, trade secrets, market research, data, formulae, information and supplier, client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment, or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company or any of its subsidiaries affiliates or prepared by Executive during the Term of his employment by the Company. The obligations hereof shall not apply to any information which is or becomes public or in the public domain by action of the Company or through no fault of Executive.

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         9.2 Business Diversion. During the term and for 30 months thereafter,
Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates to divert their business to any competitor of the Company, to the exclusion of the Company. However, Executive may contract with the same customers and suppliers after the Term hereof so long as it is not to the exclusion of the Company's relationships with such customers and suppliers.

         9.3 Non-Solicitation. Executive recognizes that he will possess confidential information about other employees of the Company and its subsidiaries and affiliates relating to, among other things, their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with suppliers and customers of the Company. Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company, and will be acquired by him because of his business position with the Company. Executive agrees that, during the Term and for 12 months thereafter (or 24 months thereafter if his termination of employment occurs on or following a change in control), he will not, directly or indirectly, solicit or recruit any employee of the Company, its subsidiaries or affiliates for the purpose of being employed by him or by any other person on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company, including its subsidiaries or affiliates, to any other person. However, if Executive's employment is terminated prior to a change in control in accordance with the provisions of
Section 4.4, nothing herein shall prevent Executive from soliciting or recruiting, directly or indirectly, any employee of the Company recruited to the Company by Executive.

         9.3A Non-Competition. In consideration for the Company's agreement to provide Executive access to Confidential Information and the Noncompete Payment (as provided below), Executive agrees that while employed by the Company and, if Executive's employment terminates for any reason other than Cause, death or disability on or within two years following a change in control, for the two-year period after such termination of employment (the "Restricted Period"), subject to Section 9.3A.3 below, Executive shall not, unless Executive receives the prior written consent of the Board of Directors of the Company, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any person that competes with the Company or its subsidiaries in the oil and gas exploration or production business (the "Business") within the Powder River Basin in Wyoming (the "Noncompete Area"). Within five days of any such termination of employment, the Company shall pay Executive a lump sum amount in cash (or by wire transfer) equal to $500,000 (the "Noncompete Payment").

         9.3A.1 Executive has carefully read and considered the provisions of this Section 9.3A and, having done so, agrees that the restrictions set forth in this Section 9.3A (including the Restricted Period, scope of activity to be restrained and the geographical scope) are fair and reasonable and are reasonably required for the protection of the

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interests of the Company, its officers, directors, employees, creditors and shareholders. Executive understands that the restrictions contained in this
Section 9.3A may limit his ability to engage in a business similar to the Company's Business, but acknowledges that he will receive sufficiently high remuneration and other benefits from the Company hereunder to justify such restrictions.

         9.3A.2 It is specifically agreed that the period of two years following termination of employment, during which the agreements and covenants of Executive made in this Section 9.3A shall be effective, shall be computed by excluding from such computation any time which Executive is in violation of any provision of this Section 9.3A. In the event that any provision of this Section 9.3A relating to the Restricted Period and/or the areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the Restricted Period and/or areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or areas.

         9.3A.3 Nothing in this Agreement shall prohibit Executive from (1) acquiring or holding any issue of stock or securities of any person that has any securities registered under Section 12 of the Exchange Act, listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc. so long as (i) Executive is not deemed to be an "affiliate" of such person as such term is used in paragraphs (c) and
(d) of Rule 145 under the Securities Act of 1933, as amended, and (ii) Executive and members of his immediate family do not own or hold more than 3% of any voting securities of any such person or (2) becoming an employee of or a consultant to a person that competes with the Company or an affiliate in the Noncompete Area, provided that for the Restricted Period Executive does not perform any services for such person in or relating to the Noncompete Area.

         9.3A.4 Executive acknowledges that a breach of any of the covenants contained in Section 9.3 or this Section 9.3A may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach, the Company shall be entitled, in addition to any other remedies at law, to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by Section 9.3 or this Section 9.3A or such other relief as may required to specifically enforce any of the covenants contained in Section 9.3 or this Section 9.3A. Executive agrees to waive any requirement for the Company's securing or posting

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of any bond in connection with such remedies. Executive further agrees to and hereby does submit to in personam jurisdiction before each and every such court for that purpose.

         9.4 If Executive breaches, or threatens to commit a breach of, any of the provisions of Section 9 (the "Restrictive Covenants"), the Company and its subsidiaries shall have the right to the following:

             9.4.1 Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or its subsidiaries and that money damages would not provide an adequate remedy to the Company or its subsidiaries.

             9.4.2 Accounting. The right and remedy to require Executive to account for and pay over to the Company or its subsidiaries, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of any transaction constituting a breach of the Restrictive Covenants.

             9.4.3 Severability of Restrictive Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines at any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid provisions.

             9.4.4 Blue Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope or such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall not be enforceable.

             9.4.5 Enforceability of Jurisdictions. The obligations in this
Section 9 shall survive the termination of Executive's employment or expiration of this Agreement and shall be fully enforceable thereafter. Executive intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Executive that such determination not bar or in any way affect the right of the Company or its subsidiaries to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such

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Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent Restrictive Covenants.

10.      PARTICIPATION IN STOCK AND OPTION EXECUTIVE COMPENSATION PLAN

         10.1 Executive is a current participant in the Company's Employee Stock Option and Incentive Plan and has been granted options pursuant to the terms of individual option grants. Executive shall be considered for additional grants of options, stock appreciation rights, phantom stock rights, and any similar option or securities or equity compensation when and as such grants are considered for other executives or employees of the Company.

         10.2 Executive agrees to grant the Company a right of first refusal for a 30-day period to purchase any shares of Common Stock owned by Executive offered to anyone other than the Company and agrees that the Company has the right to assign its rights to purchase Executive's shares pursuant to the terms hereof.

11.      DISPUTE RESOLUTION

         The parties agree that any dispute that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive's employment with the Company, the termination of that employment, or any other dispute by and among the parties or their successors, assigns or affiliates, shall be submitted to binding arbitration in Denver County, Colorado according to the Employment Dispute Resolution Rules and Procedures of the American Arbitration Association. This arbitration obligation extends to any and all claims that may arise by and between the parties or their successors, assigns or affiliates, and expressly extends to, without limitation, claims or cause of action for wrongful termination, impairment of ability to compete in the open labor market, breach or an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the applicable state constitution, the United States Constitution, and applicable state fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Labor-Management Relations Act, as amended, the Worker Retraining and Notification Act of 1988, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the California Fair Employment and Housing Act, as amended.


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12.      ASSIGNMENT

         This Agreement is a personal contract, and the rights, interests and obligations of Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated except as otherwise expressly permitted by the provisions of this Agreement. Executive shall not under any circumstances have any option or right to require payment hereunder otherwise than in accordance with the terms hereof. Except as otherwise expressly provided herein, Executive shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, and all rights and benefits of Executive shall be for the sole personal benefit of Executive, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Executive; provided, however, that in the event of Executive's death, Executive's estate, legal representatives or beneficiaries (as the case may be) shall have the right to receive all of the benefits that accrued to Executive pursuant to, and in accordance with, the terms of this Agreement.

13.      SUCCESSOR

         This Agreement may be assigned by the Company to any successor interest to its business. This Agreement shall bind and inure to the benefit of the Company's successors and assigns as well.

14.      NOTICES

         All notices, requests and demands hereunder shall be in writing and delivered by hand, by mail, or by telegram, and shall be deemed given if by hand delivery, upon such delivery, and if by mail, 48 hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid and properly addressed to the party at the address set forth at the beginning of this Agreement. Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

15.      INVALID PROVISIONS

         Invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

16.      AMENDMENT, MODIFICATION OR REVOCATION

         This Agreement may be amended, modified or revoked in whole or in part, but only by a written instrument which specifically refers to this Agreement and expressly states that it constitutes an amendment, modification or


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

revocation hereof, as the case may be, and only if such written instrument has been signed by each of the parties to this Agreement.

17.      HEADINGS

         The headings in this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

18.      ENTIRE AGREEMENT

         This Agreement contains the entire understanding among the parties and supersedes any prior written or verbal agreements between them respecting the subject matter hereof, including, without limitation, any prior verbal or written employment agreement between Executive and the Company. Upon the effectiveness hereof, any such prior verbal or written agreements shall terminate.

         No representations or warranties of any kind or nature relating to the Company or its affiliates or their respective businesses, assets, liabilities, operations, future plans or prospects have been made by or on behalf of the Company to Executive; nor have any representations or warranties of any kind or nature been made by Executive to the Company, except as expressly set forth in this Agreement.

19.      ATTORNEYS' FEES

         If any legal action is necessary to enforce the terms and conditions of this Agreement, the prevailing party in such action shall be entitled to recover all costs of suit and reasonable attorneys' fees as determined by the arbitrator.

20.      FURTHER ASSURANCES

         The parties shall execute such documents and take such other action as is necessary or appropriate to effectuate the provisions of this Agreement.

21.      CONTROLLING LAW

         This Agreement shall be governed by the laws of the State of Colorado.

                               Page 13 of Fourteen

22.      WAIVER

         A waiver by either party of any of the terms and conditions hereof shall not be construed as a general waiver by such party, and such party shall be free to reinstate such part or clause, with or without notice to the other party.

23.      INDEMNIFICATION

         To the fullest extent permitted by law and the Company's Certificate of Incorporation and Bylaws, the Company shall indemnify, defend, and hold harmless the Executive for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses, including reasonable attorneys fees, incurred or paid by Executive in connection with any action, proceeding, suit or investigation arising out of or relating to the performance by Executive of services for, or acting as, an officer or employee of the Company or any subsidiary thereof. The Company agrees to use its best efforts to maintain directors' and officers' liability insurance, but the failure of the Company to maintain such insurance or any portion thereof shall not negate nor diminish Company's obligations as set forth in this paragraph.

24.      PERIODIC REVIEWS

         During January of each year during the term hereof, the Board of Directors of the Company shall review Executive's Annual Salary, bonus, stock options, and additional benefits then being provided to Executive. Following each such review, the Company may in its discretion increase the Annual Salary, bonus, stock options, and benefits; however, the Company shall not decrease such items during the period Executive serves as an employee of the Company. Prior to February 28th of each year during the term hereof, the Board of Directors of the Company shall communicate in writing the results of such review to Executive.

         IN WITNESS WHEREOF, the parties have entered into this Agreement effective for all purposes as of the Effective Date.

THE COMPANY:                                      EXECUTIVE:

PENNACO ENERGY, INC.


By:  /s/ PAUL M. RADY                             /s/ GREGORY V. GIBSON
     ------------------------------               ------------------------------
     Paul M. Rady, President &                    GREGORY V. GIBSON
     CHIEF EXECUTIVE OFFICER


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